EXHIBIT J-1



                            UNITED STATES OF AMERICA
                                   before the
                       SECURITIES AND EXCHANGE COMMISSION


   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
   Release No.
   _____________, 1998


                                 )
   In the Matter of              )
                                 )
   WPS Resources Corporation     )
   700 North Adams Street        )
   P. O. Box 19001               )
   Green Bay, Wisconsin  54307   )
                                 )
   (70-           )              )
                                 )
                                 )


                        NOTICE OF PROPOSED ACQUISITION OF
                            ELECTRIC UTILITY COMPANY

   NOTICE IS HEREBY GIVEN that WPS Resources Corporation (the "Company"), a Wisconsin corporation, has filed with this Commission an application pursuant to the Public Utility Holding Company Act of 1935 (the "Act"), designating Section 9(a)(2) and Section 10 of the Act as applicable to the proposed transaction. The application requests an order of the Commission authorizing the Company's acquisition of all of the issued and outstanding common stock of Upper Peninsula Power Company ("UPPCo"), a Michigan corporation and an electric utility company as defined by Section 2(a)(3) of the Act.

             The acquisition by the Company of the common stock of UPPCo will be effected pursuant to the terms of the Agreement and Plan of Merger by and between the Company and Upper Peninsula Energy Corporation ("UPEN") dated as of July 10, 1997, as amended (the "Merger Agreement") which provides for the merger of UPEN into the Company (the "Merger"). UPEN is the registered holder and beneficial owner of all of the outstanding common stock of UPPCo. Upon consummation of the Merger, UPPCo will become a direct subsidiary of the Company.

             The Merger has been approved by the Board of Directors of the Company and of UPEN and by the shareholders of UPEN. The Merger does not require the approval of the shareholders of the Company. Consummation of the Merger is conditioned inter alia on the approval of this Commission under the Act which is the subject of this notice, approval of the Federal Energy Regulatory Commission under the Federal Power Act and on the filing of Pre-Merger Notification Report Forms under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

             The Company currently owns all of the outstanding common stock of Wisconsin Public Service Corporation ("WPSC") and is the indirect owner of 33.1% of the outstanding shares of capital stock of Wisconsin River Power Company ("WRPC"), each of which is a public utility company as defined by Section 2(a)(5) of the Act.

             The Company has its principal executive office at 700 North Adams Street, P. O. Box 19001, Green Bay, Wisconsin, 54307. WPSC is subject to regulation by the Public Service Commission of Wisconsin as to retail rates, service rules, accounts, issuance of securities, certain additions and extensions to facilities and in other respects. WPSC and UPPCo are subject to regulation by the Michigan Public Service Commission as to retail rates, issuance of securities and in other respects. WPSC and UPPCo are also subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act as to wholesale rates, certain electric utility facilities, accounts and in other respects. Certain of WPSC's natural gas facilities and operations may also be subject to the jurisdiction of the FERC under the Natural Gas Act.

             The application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ____________, 1998, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the Company at the address specified above. Proof of service (by affidavit or, in case of attorney at law, by certificate) should be filed with the request. any request for a hearing must identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application, as filed or as it may be amended, may be authorized.

             For the Commission, by the Division of Investment Management pursuant to delegated authority.




                                           Jonathan G. Katz
                                                Secretary